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                                                                    EXHIBIT 10.5

                         Agreement and Contract of Sale

     SUNNYBROOK, INC. (SB) and James R. Erbes (JRE) agree to sell all of the stock and the related business of SB as evidenced by the attached Balance Sheet dated April 30, 1997 to EASY MONEY, INC. (EZ), or it assigns.

     The purchase price for SB is $300,000. The purchase price will be paid as follows:

1. By EZ issuing a $300,000 Note to JRE that is convertible at the option of JRE into EZ stock at $.75 per share. The $300,000 note payable to JRE will be personally guaranteed by Jerome Greenberg a resident of De Ridder, LA and David Greenberg a resident of Virginia Beach, VA. Interest on the note will begin accruing when this agreement is signed and interest only will be paid monthly to JRE by EZ. In the event that EZ does not go public within three years, the $300,000 note principal will be paid at the end of the three year period. The stock that JRE will have the option of converting will be 400,000 shares of EZ stock which will be 4% of the total of 10 million shares outstanding of the holding company a Virginia corporation (the parent company) of Easy Money, Inc.

2. Notes for $156,387.68 including accrued interest as of 6-23-97 owed to First National Bank in Alamogordo by SB will be paid off in full by EZ as they come due on 12-9-97, 4-4-98 and 4-14-99.

3. A note for $18,000 and another note for $20,000 owed to JRE by SB will be paid off in full by EZ within 2 days after this agreement and contract of sale is signed by all parties.

4. All land, all permanent buildings, all portable buildings, all inventory, all vehicles and rolling stock, all improvements to land, all storage buildings, all advertising signs, all office equipment and supplies, all improvements to offices and buildings and all manufactured homes and structures located in TX, LA, AZ, CO, HI, NV, OK, KY, FL, and MO will remain the property of SB. Any of these items located in NM will be transferred or deeded to JRE or his assignee as soon as possible.

5. The automobile dealer and manufactured housing dealer licenses currently held by SB will be transferred to JRE or his assignee as soon as possible.

6. The office at 20740 Highway 70 West, Alamogordo, NM to be rented from JRE by SB will be at 14 ft by 32 ft Morgan office building. The rent on this building will be $300 per month plus utilities.

7. The signatures on the SB bank accounts will be modified as Appropriate by EZ.

8. The salary of James Erbes while in the employment of the continuing SB will be at least $40,000 annually, payable every two weeks for a minimum of 2 years.
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9.   Any other liabilities not disclosed in the above Balance Sheet of
Sunnybrook, Inc. will be the responsibility of James R. Erbes except for the ordinary and necessary expenses of the corporation accrued prior to the date this agreement is signed by all parties.

10.  When this agreement is signed it is a binding contract for all parties.

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
Agreed:

/s/                          6/23/97             /s/                                    6/23/97
   -------------------------------------            -------------------------------------------
James R. Erbes, Individually        Date         James R. Erbes, President,                Date
                                                 Sunnybrook, Inc.

/s/                           6/23/97            /s/                                    6/23/97
   -------------------------------------            -------------------------------------------
Jerome Greenberg, Individually      Date         Jerome Greenberg, Easy Money, Inc.        Date

                             6/23/97             /s/                                    6/23/97
----------------------------------------            -------------------------------------------
David Greenberg, Individually       Date         Robert L. Upton, Chief Operating Officer  Date
                                                 Easy Money, Inc.
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